FMC CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN
(As Amended and Restated Through February 18, 2013)
SECTION 1. HISTORY AND PURPOSE
1.1.    History. In 1995 the Company’s stockholders approved the adoption of the FMC 1995 Stock Option Plan and the FMC 1995 Management Incentive Plan with 3,000,000 shares of Common Stock available for issuance under the two plans combined. Effective as of February 16, 2001, the Board merged the FMC 1995 Management Incentive Plan with and into the FMC 1995 Stock Option Plan, and the FMC 1995 Stock Option Plan was restated as provided herein, and renamed the FMC Corporation Incentive Compensation and Stock Plan. Also effective as of February 16, 2001, the Board approved an addition to the authorization of shares available for issuance under the Plan of 800,000 shares of Common Stock, making the total shares available for issuance under the Plan 3,800,000 as of that date.
In 2000, the Committee adopted the FMC Corporation Stock Appreciation Rights and Phantom Stock Plan to provide equity-based cash compensation to foreign employees in an effort to reduce the foreign income taxes that would otherwise be payable by such foreign employees if they received traditional grants under the Plan. The FMC Corporation Stock Appreciation Rights and Phantom Stock Plan was merged with and into the Plan effective as of February 16, 2001.
In June 2001, the Company distributed substantially all of the net assets relative to its machinery business into a separate company. FMC Technologies, Inc. (“Technologies”). Seventeen percent of FMC’s ownership in Technologies was sold to the public in June 2001, and the remainder was distributed to FMC shareholders on December 31, 2001 (the “Spin-off”). As a result of the Spin-off, each unit of FMC Common Stock was adjusted by a factor of 1.9064045. Therefore, effective as of December 31, 2001, the total number of shares available for issuance under the Plan was adjusted to 7,244,377, in accordance with Section 4.1 of the Plan. Similarly, the Option Price per share of Common Stock under Stock Options outstanding under the Plan as of December 31, 2001 was adjusted by a factor of .5245476. Further amendments were approved on February 23, 2006. The Plan was restated as of February 23, 2006 to reflect the foregoing changes.
On August 17, 2007 the Board of Directors of the Company approved a two-for-one split of the Common Stock, to be effected in the form of a distribution payable on September 13, 2007 to the holders of the Common Stock of record as of the close of business on August 31, 2007, of one additional share of Common Stock for every share of Common Stock outstanding as of that date (the “Stock Split”). Therefore, effective as of September 13, 2007, the total number of shares reserved for issuance under the Plan was adjusted to 14,448,674 in accordance with Section 4.1 of the Plan, and the total number of shares subject to outstanding Awards granted under the Plan as of September 13, 2007 was doubled. Similarly, the Option Price per share of Common Stock under Stock Options outstanding under the Plan as of September 13, 2007 was adjusted by a factor of .5. The plan was restated as of September 13, 2007 to reflect the foregoing changes.
The Plan was amended and restated as of January 1, 2009 to comply with Section 409A of the Code.
The plan was further amended and restated as of October 1, 2011 to eliminate the discretionary authority of the Committee to approve certain transfers of Stock Options, as well as to formally recognize the Company’s option to deliver shares of Common Stock by registering them via book entry.
1.2.    Purpose. The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants of the Company and its Affiliates.
SECTION 2. DEFINITIONS
2.1.    General. For purposes of the Plan, the following terms are defined as set forth below:

(a)
“Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(a)	“Award” means a Management Incentive Award, Stock Option, Stock Appreciation Right, Performance Unit, Restricted Stock or other award authorized under the Plan.

(b)	“Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Awards are to be earned.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Business Unit” means a unit of the business of the Company or its Affiliates as determined by the Committee and the CEO.

(e)	“Capital Employed” means operating working capital plus net property, plant and equipment.

(f)
“Cause” means (1) “Cause” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement, or, if it does not define “Cause”: (A) the participant having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; (B) the Willful and continued failure on the part of the participant to substantially perform his or her employment duties in any material respect (other than such failure resulting from Disability), after a written demand for substantial performance is delivered to the participant that specifically identifies the manner in which the Company believes the participant has failed to perform his or her duties, and after the participant has failed to resume substantial performance of his or her duties within thirty (30) days of such demand; or (C) Willful and deliberate conduct on the part of the participant that is materially injurious to the Company or an Affiliate; or (D) prior to a Change in Control, such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement with the participant, determine whether “Cause” exists.

(g)	“CEO” means the Company’s chief executive officer.

(h)	“Change in Control” has the meanings set forth in Sections 14.2 Definition of Change in Control and 14.3 Special Definition of Change in Control ..

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)	“Committee” means the Compensation and Organization Committee of the Board, or such other committee as the Board may from time to time designate.

(k)
“Common Stock” means (1) the common stock of the Company, par value $.10 per share, subject to adjustment as provided in Section 4.1 Shares Available for Issuance; or (2) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such common stock of the Company.

(l)	“Company” means FMC Corporation, a Delaware corporation.

(m)
“Covered Employee” means a participant who has received a Management Incentive Award, Restricted Stock or Performance Units, who has been designated as such by the Committee and who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Management Incentive Award, Restricted Stock or Performance Units are expected to be taxable to such participant.

(n)
“Disability” means, unless otherwise provided by the Committee, (1) “Disability” as defined in any individual agreement to which the participant is a party, or (2) if there is no such individual agreement, or, if such agreement does not define “Disability,” then “Disability” shall be determined in accordance with the Company’s long-term disability plan.

(o)
“Dividend Equivalent Rights” means the right to receive cash, Stock Options, Stock Appreciation Rights or Performance Units, as determined by the Committee, in an amount equal to any dividends that would have been paid on a Stock Option, Stock Appreciation Right or a Performance Unit, as applicable, with Dividend Equivalent Rights if such Stock Option, Stock Appreciation Right or Performance Unit, as applicable, was a share of Common Stock held by the participant on the dividend payment date. Unless the Committee determines that Dividend Equivalent Rights will be paid in cash as of the dividend payment date, such Dividend Equivalent Rights, once credited, will be converted into an equivalent number of Stock Options, Stock Appreciation Rights or Performance Units, as applicable; provided, however, that the number of shares subject to any Award will always be a whole number. Unless otherwise determined by the Committee as of the dividend payment date, if a dividend is paid in cash, the number of Stock Options, Stock Appreciation Rights or Performance Units into which a Dividend Equivalent Right will be converted will be calculated as of the dividend payment date, in accordance with the following formula:

(A x B)/C

in which “A” equals the number of Stock Options, Stock Appreciation Rights or Performance Units with Dividend Equivalent Rights held by the participant on the dividend payment date, “B” equals the cash dividend per share and “C” equals the Fair Market Value per share of Common Stock on the dividend payment date. Unless otherwise determined by the Committee as of the dividend payment date, if a dividend is paid in property other than cash, the number of Stock Options, Stock Appreciation Rights or Performance Units, as applicable into which a Dividend Equivalent Right will be converted will be calculated, as of the dividend payment date, in accordance with the formula set forth above, except that “B” will equal the fair market value per share of the property which the participant would have received if the Stock Option, Stock Appreciation Right or Performance Unit, as applicable, with Dividend Equivalent Rights held by the participant on the dividend payment date was a share of Common Stock. Notwithstanding any other provision in the Plan, Dividend Equivalent Rights may not be accumulated and paid on the date of exercise of the Stock Option or Stock Appreciation Right giving rise to the Dividend Equivalent Right.

(p)
“Effective Date” means February 16, 2001, the date the Plan was adopted by the Board. The Board’s adoption of the increase of 800,000 shares (later adjusted to be an additional 1,525,123 shares as a result of the Spin-off) of Common Stock reserved for issuance under the Plan is also effective as of February 16, 2001.

(q)
“Eligible Individuals” means officers, employees, directors and consultants of the Company or any of its Affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from the Company or its Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company or its Affiliates, as determined by the Committee.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s)	“Expiration Date” means the date on which an Award becomes unexercisable and/or not payable by reason of lapse of time or otherwise as provided in Section 6.2 Expiration Date.

(t)
“Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for shares of Common Stock on the New York Stock Exchange for the specified date (as of 4:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, whichever is then in effect), or, if the shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the shares were traded, all as reported by such source as the Committee may select.

(u)	“Grant Date” means the date designated by the Committee as the date of grant of an Award.

(v)	“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(w)	“Individual Agreement” means a severance, employment, consulting or similar agreement between a participant and the Company or one of its Affiliates.

(x)	“Management Incentive Award” means an Award of cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee.

(y)	“Net Contribution” means for a Business Unit, its operating profit after-tax, less the product of (1) a percentage as determined by the Committee; and (2) the Business Unit’s Capital Employed.

(z)	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(aa)	“Notice” means the written evidence of an Award granted under the Plan in such form as the Committee will from time to time determine.

(bb)
“Performance Goals” means the performance goals established by the Committee in connection with the grant of Management Incentive Awards, Restricted Stock or Performance Units as set forth in the Notice. In the case of Qualified Performance-Based Awards, Performance Goals will be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations, and will be based on Net Contribution, or such other performance criteria selected by the Committee, including, without limitation, the Fair Market Value of the Common Stock, the Company’s or a Business Unit’s market share, sales, earnings, costs, productivity, return on equity or return on Capital Employed.

(cc)	“Performance Units” means an Award granted under Section 12 Performance Units.

(dd)	“Plan” means the FMC Corporation Incentive Compensation and Stock Plan, as set forth herein and as hereinafter amended from time to time.

(ee)
“Qualified Performance-Based Award” means a Management Incentive Award, an Award of Restricted Stock or an Award of Performance Units designated as such by the Committee, based upon a determination that (1) the recipient is or may be a Covered Employee; and (2) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(ff)	“Restricted Stock” means an Award granted under Section 11 Restricted Stock.

(gg)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(hh)	“Stock Appreciation Right” means an Award granted under Section 10 Stock Appreciation Rights.

(ii)	“Stock Option” means an Award granted under Section 9 Stock Options.

(jj)
“Termination of Employment” means the termination of the participant’s employment with, or performance of services for, the Company and any of its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered Terminations of Employment.

(kk)	“Vesting Date” means the date on which an Award becomes vested, and, if applicable, fully exercisable and/or payable by or to the participant as provided in Section 6.3 Vesting.

(ll)
“Willful” means any action or omission by the participant that was not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act or omission based upon authority given pursuant to a duly adopted resolution of the Board, or, upon the instructions of the CEO or any other senior officer of the Company, or, based upon the advice of counsel for the Company will be conclusively presumed to be taken or omitted by the participant in good faith and in the best interests of the Company and/or its Affiliates.

2.2.    Other Definitions. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.
SECTION 3. ADMINISTRATION
3.1.    Committee Administration. The Committee is the administrator of the Plan. Among other things, the Committee has the authority, subject to the terms of the Plan:

(a)	To select the Eligible Individuals to whom Awards are granted;

(b)	To determine whether and to what extent Awards are granted;

(c)	To determine the amount of each Award;

(d)
To determine the terms and conditions of any Award, including, but not limited to, the option price, any vesting condition, restriction or limitation regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee will determine;

(e)	To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and

(f)	To determine under what circumstances an Award may be settled in cash or Common Stock or a combination of cash and Common Stock.
The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, to interpret the terms and provisions of the Plan, any Award, any Notice and any other agreement relating to any Award and to take any action it deems appropriate for the administration of the Plan.
3.2.     Committee Action. The Committee may act only by a majority of its members then in office unless it allocates or delegates its authority to a Committee member or other person to act on its behalf. Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any other person or persons. Any such allocation or delegation may be revoked by the Committee at any time.
Any determination made by the Committee or its delegate with respect to any Award will be made in the sole discretion of the Committee or such delegate. All decisions of the Committee or its delegate are final, conclusive and binding on all parties.
3.3.    Board Authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.
SECTION 4. SHARES
4.1.    Shares Available For Issuance. The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan will be 14,488,674 (after giving effect to the Stock Split). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
The maximum number of shares of Common Stock that may be subject to Management Incentive Awards, Restricted Stock and Performance Units is 3,510,124 shares of Common Stock (after giving effect to the Stock Split). [Note that (after giving effect to the Stock Split) this number includes 910,124 shares subject to Management Incentive Awards, Restricted Stock and Performance Units awarded prior to February 23, 2006, as well as 2,600,000 shares that are available for future grant as Management Incentive Awards, Restricted Stock and Performance Units awarded on or after February 23, 2006.]
No Award will be counted against the shares available for delivery under the Plan if the Award is payable to the participant only in the form of cash, or if the Award is paid to the participant in cash.
To the extent any Award is forfeited, any Stock Option (or Stock Appreciation Right) terminates, expires or lapses without being exercised or any Stock Appreciation Right is exercised for cash, the shares of Common Stock subject to such Award will again become available for delivery in connection with new Awards under the Plan. To the extent any shares of Common Stock subject to an Award are tendered back prior to April 20, 2011 (or, if later, the 10th anniversary of the latest re-approval of this clause by the Company’s stockholders) or not delivered because such shares are (in either case) used to satisfy an applicable tax-withholding obligation, such shares will again become available for delivery in connection with new Awards under the Plan.
In the event of a stock dividend, stock split, merger, consolidation, separation or other change in capitalization, spin-off, extraordinary dividend or distribution, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), reclassification, recapitalization, partial or complete liquidation of the Company or other similar event or transaction, the Committee shall make such equitable substitutions or adjustments in the number, kind, and price of shares, or the identity of the issuer of shares, reserved for issuance under the Plan or subject to outstanding Awards granted under the Plan, and the maximum limitation upon any Awards to be granted to any participant, as the Committee determines to be necessary or appropriate to fulfill the purposes for which the Plan was adopted and the Awards were granted; provided, however, that no such substitution or adjustment will be made if such substitution or adjustment would give rise to any tax under Section 409A of the Code; and provided further, that the number of shares subject to any Award will always be a whole number. Any such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award. [Note that as a result of the Spin-off, for any Stock Options granted on or before December 31, 2001, the Option Prices for such Stock Options have been adjusted by a factor of .5245476 pursuant to this Section 4.1, and further, as a result of the Stock Split, for any Stock Options granted on or prior to September 13, 2007, the number of shares subject to such Stock Options has been doubled and the Option Prices for such Stock Options have been adjusted by a factor of .5 pursuant to this Section 4.1. ]
4.2.    Individual Limits. No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 500,000 shares of Common Stock in any calendar year, provided, however that this prohibition shall not apply to the extent Common Stock subject to a Stock Option granted prior to December 31, 2001, when adjusted as a result of the Spin-off, exceeded 500,000 shares for an individual participant in a calendar year. The maximum aggregate amount with respect to each Management Incentive Award, Award of Performance Units or Award of Restricted Stock that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant is 500,000 shares of Common Stock, or the dollar equivalent of 500,000 shares of Common Stock, provided, however that this prohibition shall not apply: (i) to awards granted prior to December 31, 2001, to the extent that when adjusted as a result of the Spin-off, the limits in this sentence are exceeded, or (ii) to awards granted on or prior to September 13, 2007, to the extent when adjusted as a result of the Stock Split, the limits in this sentence are exceeded.
SECTION 5. ELIGIBILITY
Awards may be granted under the Plan to Eligible Individuals. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
SECTION 6. TERMS AND CONDITIONS OF AWARDS
6.1.    General. Awards will be in the form and upon the terms and conditions as determined by the Committee, subject to the terms of the Plan. The Committee is authorized to grant Awards independent of, or in addition to other Awards granted under the Plan. The terms and conditions of each Award may vary from other Awards. Awards will be evidenced by Notices, the terms and conditions of which will be consistent with the terms of the Plan and will apply only to such Award.

6.2.    Expiration Date. Unless otherwise provided in the Notice, the Expiration Date of an Award will be the earlier of the date that is ten (10) years after the Grant Date or the date of the participant’s Termination of Employment.
6.3.    Vesting. Each Award vests and becomes fully payable, exercisable and/or released of any restriction on the Vesting Date. The Vesting Date of each Award, as determined by the Committee, will be set forth in the Notice.

SECTION 7. QUALIFIED PERFORMANCE-BASED AWARDS
7.1.    The Committee may designate a Management Incentive Award, or an Award of Restricted Stock or an Award of Performance Units as a Qualified Performance-Based Award, in which case, the Award is contingent upon, and may not vest until, the attainment of Performance Goals has been certified by the Committee. The amount of the Qualifying Performance-Based Award actually paid to a Participant at the discretion of the Committee may be less, but shall not be more, than the amount determined by the applicable Performance Goals.
SECTION 8. MANAGEMENT INCENTIVE AWARDS
8.1.    Management Incentive Awards. The Committee is authorized to grant Management Incentive Awards, subject to the terms of the Plan. Notices for Management Incentive Awards will indicate the Award Cycle, any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award, the Vesting Date of the Award and the form of payment of the Award. Unless otherwise provided in a Notice, in order to be eligible to receive payment in respect of a Management Incentive Award, a participant must be an employee of the Company during the entire Award Cycle applicable to the Management Incentive Award.
8.2.    Settlement. As soon as practicable after the Vesting Date, but no later than the 15th day of the third calendar month following the Vesting Date of any Management Incentive Award, payment in respect of the Management Incentive Award will be made to the participant in cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee. The number of shares of Common Stock payable under the stock portion of a Management Incentive Award will equal the amount of such portion of the award divided by the Fair Market Value of the Common Stock on the date of payment. The foregoing notwithstanding, Management Incentive Awards payable in cash may be deferred in accordance with the FMC Corporation Nonqualified Savings and Investment Plan, as it may be amended from time to time.
SECTION 9. STOCK OPTIONS
9.1.    Stock Options. The Committee is authorized to grant Stock Options, including both Incentive Stock Options and Nonqualified Stock Options, subject to the terms of the Plan. Notices will indicate whether the Stock Option is intended to be an Incentive Stock Option or a

Nonqualified Stock Option, the option price, the term and the number of shares to which it pertains. To the extent that any Stock Option is not designated as an Incentive Stock Option, or, even if so designated does not qualify as an Incentive Stock Option on or subsequent to its Grant Date, it will constitute a Nonqualified Stock Option. No Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); provided, however, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.
9.2.    Option Price. The option price per share of Common Stock purchasable under a Stock Option will be determined by the Committee and will not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the Grant Date.
9.3.    Incentive Stock Options. The terms of the Plan addressing Incentive Stock Options and each Incentive Stock Option will be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.
9.4.    Exercise. Stock Options will be exercisable at such time or times and subject to the terms and conditions set forth in the Notice. A participant can exercise a Stock Option, in whole or in part, at any time on or after the Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice will be accompanied by payment in full to the Company of the option price by certified or bank check or such other cash equivalent instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option, based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised. Notwithstanding the foregoing, the right to make payment in the form of already owned shares of Common Stock applies only to shares that have been held by the optionee for at least six (6) months at the time of exercise or that were purchased on the open market.
If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or broker loan proceeds necessary to pay the option price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms, but any loans by a broker in connection with an exercise shall be arranged between the broker and the employee, and not by the Company.
In addition, if approved by the Committee, a Stock Option may be exercised by a "net cashless exercise" procedure whereby all or any portion of the option price and/or any required tax withholding may be satisfied by a reduction in the number of shares issued upon exercise. In that case, the number of shares of Common Stock issued upon exercise will be equal to: (a) the product of (i) the number of shares as to which the Stock Option is then being exercised on a net cashless basis, and (ii) the excess of (A) the Fair Market Value on the date of exercise, over (B) the option price and/or any required tax withholding associated with the net cashless exercise (expressed on a per share basis), divided by (b) the Fair Market Value on the date of exercise. A number of shares of Common Stock equal to the difference between the number of shares as to which the Stock Option is then being exercised and the number of shares actually issued upon such exercise will be deemed to have been retained by the Company in satisfaction of the option price and/or any required tax withholding.
9.5.    Settlement. As soon as practicable after the exercise of a Stock Option: a) if the shares purchased are represented by certificates, the Company will deliver to or on behalf of the optionee certificates of Common Stock for the number of shares purchased; or (b) if not represented by certificates, the shares purchased shall be registered by means of book entry. No shares of Common Stock will be issued until full payment therefor has been made. An optionee will have all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and the right to receive dividends, when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 18 General Provisions. The Committee may give optionees Dividend Equivalent Rights.
9.6.    Nontransferability. No Stock Option will be transferable by the optionee other than by will or by the laws of descent and distribution. All Stock Options will be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such Stock Option is transferred pursuant to this paragraph, it being understood that the terms “holder” and “optionee” include such guardian, legal representative and other transferee. No Stock Option will be subject to execution, attachment or other similar process.
9.7.     Cashing Out. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out.
9.8.    STOCK APPRECIATION RIGHTS.
9.9.    Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, subject to the terms of the Plan. Stock Appreciation Rights granted with a Nonqualified Stock Option may be granted either on or after the Grant Date. Stock Appreciation Rights granted with an Incentive Stock Option may be granted only on the Grant Date of such Stock Option. Notices of Stock Appreciation Rights granted with Stock Options may be incorporated into the Notice of the Stock Option. Notices of Stock Appreciation Rights will indicate whether the Stock Appreciation Right is independent of any Award or granted with a Stock Option, the price, the term, the method of exercise and the form of payment. The Committee may also grant Dividend Equivalent Rights in association with any Stock Appreciation Right. A Stock Appreciation Right exercise price may never be less than the Fair

Market Value of the underlying Common Stock on the Grant Date of such Stock Appreciation Right.
9.10.    Exercise. A participant can exercise Stock Appreciation Rights, in whole or in part, at any time after the Vesting Date and before the Expiration Date, or, with respect to Stock Appreciation Rights granted in connection with any Stock Option, at such time or times and to the extent that the Stock Options to which they relate are exercisable, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised. A Stock Appreciation Right granted with a Stock Option may be exercised by an optionee by surrendering any applicable portion of the related Stock Option in accordance with procedures established by the Committee. To the extent provided by the Committee, Stock Options which have been so surrendered will no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.
9.11.    Settlement. As soon as practicable after the exercise of a Stock Appreciation Right, an optionee will be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee, in value equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Stock Appreciation Right price per share multiplied by the number of shares in respect of which the Stock Appreciation Right is being exercised.
Upon the exercise of a Stock Appreciation Right granted with any Stock Option, the Stock Option or part thereof to which such Stock Appreciation Right is related will be deemed to have been exercised for the purpose of the limitation set forth in Section 4 Shares on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares delivered upon the exercise of the Stock Appreciation Right.
9.12.    Nontransferability. Stock Appreciation Rights will be transferable only to the extent they are granted with any Stock Option, and only to permitted transferees of such underlying Stock Option in accordance with the Nontransferability provisions of Section 9.
SECTION 10. RESTRICTED STOCK
10.1.    Restricted Stock. The Committee is authorized to grant Restricted Stock, subject to the terms of the Plan. Notices for Restricted Stock may be in the form of a Notice and book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock will be registered in the name of such participant and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions, including, but not limited to, forfeiture of the FMC Corporation Incentive Compensation and Stock Plan and a Restricted Stock Notice. Copies of such Plan and Notice are on file at the offices of FMC Corporation.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed and that, as a condition of any Award of Restricted Stock, the participant will have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award. The Notice or certificates will indicate any applicable Performance Goals and any applicable designation of the Restricted Stock as a Qualified Performance-Based Award. Unless otherwise provided in a Notice, in order to be eligible to vest in an Award of Restricted Stock, a participant must be an employee of the Company during the entire Award Cycle applicable to the Restricted Stock.
10.2.    Participant Rights. Subject to the terms of the Plan and the Notice or certificate of Restricted Stock, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock until the Vesting Date. Notwithstanding the foregoing, if approved by the Committee, a participant may pledge Restricted Stock as security for a loan to obtain funds to pay the option price for Stock Options. Except as provided in the Plan and the Notice or certificate of the Restricted Stock, the participant will have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and to receive dividends with respect to the shares; provided that, in the discretion of the Committee, cash or property payable as a dividend on Restricted Stock may be subjected to the same vesting conditions as the Restricted Stock giving rise to the payment or may be converted into a number of additional shares of Restricted Stock (again, having the same vesting conditions as the Restricted Stock giving rise to the payment) determined by dividing the amount of the cash or the fair market value of the property otherwise distributable (as determined by the Committee) by the Fair Market Value on the dividend payment date.
10.3.    Settlement. As soon as practicable after the vesting date for any share of Restricted Stock; (a) if the share is represented by a legended certificate, that legended certificate will be exchanged for a new certificate that does not contain the legend described above in Section 11.1 and the new certificate will be delivered to the participant, or (b) if the share is registered by means of book entry, the Company will direct its transfer agent to remove the stop-transfer order associated with the satisfied vesting condition(s).
SECTION 11. PERFORMANCE UNITS
11.1.    Performance Units. The Committee is authorized to grant Performance Units, subject to the terms of the Plan. Notices of Performance Units will indicate any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award, the Vesting Date of the Performance Units and the form of payment. Unless otherwise provided in a Notice, in order to be eligible to receive payment in respect of a Performance Unit, a participant must be an employee of the Company during the entire Award Cycle applicable to the Performance Unit.
11.2.    Settlement. As soon as practicable after the Vesting Date, but no later than the March 15th of the year following the year in which the Vesting Date of a Performance Unit occurs, payment will be made in respect of the Performance Unit. Payment in respect of Performance Units will be made in an amount of cash equal to the Fair Market Value of one share of Common Stock multiplied by the number of Performance Units earned or, if applicable, in a number of shares of Common Stock equal to the number of Performance Units earned, each as determined by the Committee. Payment in respect of Performance Units may not be deferred (other than payment in respect of Performance Units granted to directors prior to January 1, 2009).
SECTION 12. OTHER AWARDS
The Committee is authorized to make, either alone or in conjunction with other Awards, Awards of cash or Common Stock and Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, convertible debentures.
SECTION 13. CHANGE IN CONTROL
13.1.    Impact of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, as of the date such Change in Control is determined to have occurred, any outstanding:

(a)	Stock Options and Stock Appreciation Rights become fully exercisable and vested to the extent provided in the Notice, or if not provided in the Notice, to the extent determined by the Committee;

(b)
Restricted Stock becomes free of all restrictions and becomes fully vested and transferable to the full extent of all or a portion of the maximum amount of the original grant as provided in the Notice, or, if not provided in the Notice, as determined by the Committee;

(c)	Performance Units become vested to the extent provided in the Notice, or if not provided in the Notice, as determined by the Committee; and

(d)
Management Incentive Awards become fully vested to the full extent of all or a portion of the maximum amount of the original grant as provided in the Notice, or, if not provided in the Notice, as determined by the Committee, and such Management Incentive Awards will be settled in cash or Common Stock, as determined by the Committee, as promptly as is practicable following the Change in Control (except for Management Incentive Awards deferred under the FMC Corporation Nonqualified Savings and Investment Plan which awards will be settled at the time specified in accordance with the FMC Corporation Nonqualified Savings and Investment Plan).

The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

13.2.    Definition of Change in Control. For purposes of the Plan other than with respect to the acceleration of Management Incentive Awards in accordance with Section 14.1, a “Change in Control” will mean the happening of any of the following events:

(a)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with Subsections (1), (2) and (3) of Subsection (c) of this Section 14.2;

(b)
A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 14.2, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board;

(c)
Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of the Company, or acquisition by the Company of the assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
13.3.    Special Definition of Change in Control. For purposes of the Plan, only with respect to the acceleration of Management Incentive Awards in accordance with Section 14.1, a “Change in Control” will mean the happening of any of the following events:

(a)
A Person acquires (or has acquired over the 12-month period ending on the date of the most recent acquisition by such Person) stock of the Company possessing thirty percent (30%) or more of the total voting power of the then outstanding voting securities of the Company; excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(b)
The date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election;

(c)
A Person acquires (or has acquired over the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

SECTION 14. FORFEITURE OF AWARDS
Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by a participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Affiliates, or any Termination of Employment for Cause), or any activity of a participant in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the participant if necessary to satisfy the repayment obligation. The determination of whether a participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith. This Section 15 will have no application following a Change in Control.
SECTION 15. AMENDMENT AND TERMINATION
The Committee may amend, alter, or discontinue the Plan or any Award, prospectively or retroactively, but no amendment, alteration or discontinuation may impair the rights of a recipient of any Award without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.
No amendment will be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules, or to the extent such amendment increases the number of shares available for delivery under the Plan. Without the approval of the Company’s stockholders, the Committee will not reduce the option price of a Stock Option after the Grant Date or cancel an outstanding Stock Option and grant a new Stock Option with a lower exercise price in substitution therefor (other than, in either case, in accordance with the adjustment provisions in the last paragraph of Section 4.1).
SECTION 16. UNFUNDED STATUS OF PLAN
It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
SECTION 17. GENERAL PLAN PROVISIONS
17.1.    General Provisions. The Plan will be administered in accordance with the following provisions and any other rule, guideline and practice determined by the Committee:

(a)
Each person purchasing or receiving shares pursuant to an Award may be required to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to the distribution of the shares.

(b)	The certificates for shares issued under an Award may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(c)
Notwithstanding any other provision of the Plan, any Award, any Notice or any other agreements made pursuant thereto, the Company is not required to issue or deliver any shares of Common Stock prior to fulfillment of all of the following conditions:

(i)
Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)
Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee deems necessary or advisable; and

(iii)	Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee deems necessary or advisable.

(d)
The Company will not issue fractions of shares. Whenever, under the terms of the Plan, the aggregate number of shares required to be issued to a participant at a particular time includes a fractional share, one additional whole share will be issued to the participant in lieu of and in satisfaction for that fractional share.

(e)
In the case of a grant of an Award to any Eligible Individual of an Affiliate, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of

Common Stock underlying Awards that are forfeited or canceled revert to the Company.
17.2.    Employment. The Plan will not constitute a contract of employment, and adoption of the Plan will not confer upon any employee any right to continued employment, nor will it interfere in any way with the right of the Company or an Affiliate to terminate at any time the employment of any employee or the membership of any director on a board of directors or any consulting arrangement with any Eligible Individual.
17.3.    Tax Withholding Obligations. No later than the date as of which the Company reasonably believes an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
17.4.    Beneficiaries. The Committee will establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.
17.5.    Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Notwithstanding anything herein to the contrary, in the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may modify the provisions of the Plan and/or any such Award as they pertain to such individual to comply with and account for the tax and accounting rules of the applicable foreign law so as to maintain the benefit intended to be provided to such participant under the Award.
17.6.    Nontransferability. Awards under the Plan are not transferable except by will or by laws of descent and distribution; provided, that this section shall not restrict the transferability of unrestricted cash or shares of Common Stock that were unrestricted when issued or that by their terms have become unrestricted.
17.7.    Severability. Wherever possible, each provision of the Plan and of each Award and of each Notice will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of the Plan, any Award or any Notice is found to be prohibited by or invalid under applicable law, then (a) such provision will be deemed amended to and to have contained from the outset such language as will be necessary to accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan and any Award will remain in full force and effect.
17.8.    Strict Construction. No rule of strict construction will be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan, any Award, any Notice, any other agreement or any rule or procedure established by the Committee.
17.9.    Stockholder Rights. Except as otherwise provided herein, no participant will have dividend, voting or other stockholder rights by reason of a grant of an Award or a settlement of an Award in cash.